Exhibit 10.1

NORTHWESTERN ENERGY
2014 ANNUAL INCENTIVE PLAN

I.    Introduction

NorthWestern Energy (NWE) utilizes the 2014 Annual Incentive Plan (Plan) to reward non-represented employees for their contributions toward achieving desired business results.

II.    Plan Objectives

This Plan is designed to achieve the following objectives:

▪	Align the interests of shareholders, customers and employees.

▪	Create incentives for employees to achieve financial and operating results.

▪	Reward employees individually and as a team by providing compensation opportunities consistent with company financial and operating performance.

III.    Plan Administration

The Plan is approved by NWE's Board of Directors (Board) and administered by the NWE Incentive Plan Administration Committee (Administration Committee) consisting of the President and CEO, and CFO. The Administration Committee is responsible for all aspects of administration of the Plan, and is responsible for resolving any conflicts or discrepancies that arise. The Administration Committee’s decision on any matter associated with this Plan is final, subject to approval by the Board's Human Resources Committee.

IV.    Performance Period and Effective Date

The Plan becomes effective January 1, 2014, and will continue until December 31, 2014, which is the performance period. The Plan may be suspended and/or terminated by the Administration Committee, subject to approval by the Board, at any time, without prior notice and at its sole discretion.

V.    Other Considerations

All awards are subject to income tax withholding and garnishment requirements. No right or interest in the Plan is transferable or assignable.

Distributions under the Plan are at the discretion of the Administration Committee, subject to approval of the Board's Human Resources Committee. Awards will not be made under the Plan if, in the sole and final judgment of the Board, the overall financial condition of the Company is insufficient to support awards.

Distributions from the Plan do not provide any rights to continued employment. A distribution from the Plan in any one-performance period does not guarantee the participant a distribution or the right to participate in any subsequent performance period.

Exhibit 10.1

VI.    Participation and Eligibility

All non-represented regular full-time, regular part-time, limited part-time and supplemental employees of NWE employed on the last business day of the plan year are eligible to receive payment under the Plan provided they are actively employed by NWE for at least one full quarter of the plan year. To participate in the Plan, employees must have written goals and objectives consistent with NWE’s goals and objectives. These employee goals must target results that meet or exceed the normal requirements of the position and that contribute to meeting the goals and objectives of the company. Goals and objectives can be based on either individual or team performance; however, each employee must have at least one goal that contributes to cost reduction or process improvement.

Employees must meet acceptable performance standards, as defined and approved by the Administration Committee, to be eligible for an award. Employees who are under an active step of Progressive Discipline or employees whose performance is rated “unsatisfactory” are not eligible for an award. Employees whose performance is rated “partially met expectations” may, at the discretion of their supervisor, be eligible for an award from the discretionary pool.

Employees are eligible for a prorated incentive award based upon the amount of time served in an eligible status with NorthWestern Energy during the performance period if they:

(1)	Are classified as seasonal supplemental

(2)	Were under an active step of Progressive Discipline for a portion of the performance period,

(3)	Work on a part-time basis,

(4)	Are granted unpaid leave, including military leave, that is nonmedical in nature and that exceeds 80 hours, or

(5)	Retired, provided they worked at least one full quarter during the performance period even though the retired employee was not employed on the last day of the Plan year.

Temporary and summer employees, as well as independent contractors, are not eligible to participate in the Plan.

VII.      Individual Awards

Awards to plan participants from the Performance Pool (Section IX) will be determined based on individual performance ratings that evaluate achievement against established goals and objectives as well as overall job performance. Supervisors will evaluate individual employee performance during the period covered by the Plan to determine individual awards.

VIII.    Target Incentives

Target incentive level for each participating employee is set by position and will be expressed as a percentage of base salary. Each participant's target incentive is subject to approval by the Administration Committee and any changes will be communicated in writing to participants. The Board will approve senior executive target incentive levels.

Exhibit 10.1

IX.    Performance Pool

The Plan is funded through achievement of targeted results on key organizational performance objectives, inclusive of costs associated with the Plan. After implementation, the Plan will be reviewed periodically to ensure that the desired results are being achieved.

The Performance Pool will be created based on four factors: net income, electric and natural gas service reliability, customer satisfaction, and employee safety. Each of these measures will be calculated at the conclusion of the performance period. Periodic accruals will be made to provide for the Performance Pool at year-end. The Performance Pool will be funded in accordance with Table 1; however, no awards will be made unless at least 90% of the net income target is met. Officer awards will be modified based on each officer’s goal performance during the Performance Period.

Table 1 - 2014 Plan Performance Metrics

		Threshold	Target	Maximum
Incentive Metric	Weight	50%	100%	150%
FINANCIALP[1]
Net Income	55%	-10%	Budget	+10%
SAFETYP[2]
Lost Time Incident Rate	7.5%	1.0	0.8	0.6
Total Recordable Incident Rate	7.5%	2.8	2.5	2.2
RELIABILITY
System Avg Interruption Duration Index (SAIDI excluding MEDs)	5%	120	111	101
System Avg Interruption Duration Index (SAIDI including MEDs)	5%	192	127	113
Gas - Damages per 1000 Locates Gas - Leaks per 100 Mile of Main	2.5% 2.5%	3.3 8.0	2.7 5.6	2.2 4.7
CUSTOMER SATISFACTIONP[3]
JD Power Residential Electric and Gas Survey Performance	5%	629	640	645
Operational Performance - Customer Survey by Flynn Wright	5%	39.55	40.32	40.47
Reputational Perceptions - Custom Survey by Flynn Wright	5%	39.03	39.82	39.98

Footnotes: 1) The financial target is based on Board-approved budget for 2014; 2) If a work-related fatality occurs, the safety portion of the Annual Incentive Plan will be forfeited for all NWE employees unless it is determined by the Human Resources Committee that no actions on the part of the employee or the Company contributed to the incident. 3) Customer satisfaction results are based on independent JD Power residential electric and gas survey results, and data collected by third-party consultant Flynn-Wright via a longitundal Customer Tracking Study.

Funding levels are computed by prorating if actual results lie between Threshold (50%) through Maximum (150%)

In calculating performance against target, adjustments may be made either positively or negatively for one-time events and extraordinary nonbudgeted items as approved by the Board. This plan is subjected to any “clawback” provisions accepted by the Company in the future.

As soon as possible after the end of the Performance Period, NWE will calculate the actual performance as compared against the performance targets. Such calculations shall be finally determined in the sole discretion of the Board's Human Resources Committee or an appointed

Exhibit 10.1

designee. Employees shall have no recourse, appeal or challenge available from this final determination. Summary results will be provided to employees.

X.    Performance Pool Distribution and Incentive Pay Calculation

Individual employee performance is a key consideration in calculating distribution of incentive pay. The Performance Pool will be allocated to each officer using total target incentive dollars at the end of the Performance Period for eligible employees in each functional unit, division or department adjusted based on the performance funding level achieved. The Performance Pool will be divided into two pools: a “Fixed Pool” and a “Discretionary Pool.” Fifty percent (50%) of the Performance Pool will be allocated to the Fixed Pool; the remaining fifty percent (50%) will be allocated to the Discretionary Pool. Each Eligible Employee that has a performance rating of met or exceeded expectations will receive a distribution from the Fixed Pool calculated as follows:

Employee’s target incentive amount x performance funding level achieved x 50%

Each officer will then allocate the Discretionary Pool to the respective department supervisors, as appropriate, for further distribution based on either attainment of team or individual performance goals. Supervisors will submit recommended distributions to individual employees subject to the functional officer’s and Administration Committee approval. In no case will the total payouts in a given Performance Pool exceed the total dollars available for that Performance Pool.

XI.    Payment of Awards

Cash awards will be made in the same manner as each employee’s normal payroll processing, either in the form of Company check or direct deposit. Awards will be paid out to employees in March 2014. Awards are considered ordinary income and subject to all appropriate taxes.

Exhibit 10.1

NORTHWESTERN ENERGY
2014 ANNUAL INCENTIVE PLAN
ADDENDUM 1

UDefinitions

Financial

The Net Income target is based upon the Board approved budget for the plan year, and is determined by what is reported in the SEC Form 10k filed mid-February of the year following the plan year.

UReliability

Electric System Reliablity

Electric system reliability (MT and SD Electric Distribution System) is calculated by NorthWestern Energy and participating Institute of Electrical and Electronic Engineers, Inc. (IEEE) benchmarking utilities and is determined as follows:

System Average Interruption Duration Index (SAIDI) indicates, in minutes, the total duration of interruption for the average customer during a predefined period of time.
SAIDI = Usum of the customer interruption durations
total number of customers served

Major Event Days (MEDs) is defined as a is a day whose SAIDI value exceeds a statically derived threshold value (Tmed) that nominally represents “stresses beyond that normally expected (such as during severe weather).”

Gas System Reliability
Gas system reliability is calculated by NorthWestern Energy and participating in the American Gas Association benchmarking survey for gas distribution system performance.

Damages per 1000 Locates is calculated as the total number of 3rd party damages experienced on NorthWestern Energy’s system divided by the total number of locate tickets divided by 1000.

Damages per 1000 Locates = total 3rd party damages to the system total locate tickets / 1000

Leaks per 100 miles of main is calculated as the total number of leaks recorded on NorthWestern’s system caused by something other than 3rd party damage divided by the total miles of main divided by 100.

Exhibit 10.1

Leaks per 100 miles of main = total leaks (other than 3rd party damages)
         total miles of main / 100

USafety Metric

Safety performance is calculated by NorthWestern Energy and participating Edison Electric Institute (EEI) benchmarking utilities as defined by OSHA. OSHA recordable incident rates and lost time incident rates are the most common method of determining relative safety performance. OSHA has specifically defined what injuries and illnesses should be recorded, and of those recorded cases, which must be considered lost time. By utilizing the "total manhours worked" of a specific work group in the denominator, the resulting rate from the calculation can be used to compare different size departments, divisions, companies, etc. The 200,000 number and the total manhours worked number "normalize" the rate so comparisons can be made.

Lost time incident rate is calculated by taking the total number of all OSHA lost time cases, multiplying the number by 200,000, and dividing the number by the total number of manhours worked by a specific group.

Lost Time Incident Rate = total lost time cases x 200,000
     total manhours worked

Total recordable incident rate is calculated by taking the total number of all OSHA recordable cases, multiplying the number by 200,000, and dividing the number by the total number of manhours worked by a specific group.

Total Recordable Incident Rate = total recordable cases x 200,000 total manhours worked

Customer Satisfaction

Customer satisfaction utilizes operational and reputational inputs designed to provide actional insight into customer sentiment throughout the service terrority. Customer satisfaction is measured by the annual JD Power residential electric and gas survey, and the longitudinal Customer Tracking Study conducted by a third party consultant.

JD Power is a global marketing information services company providing performance improvement, social media and customer satisfaction insights and solutions. JD Power results are measured against a peer group of 26 combination electric and gas utililies. Results are weighted by residential customer count by energy source utilizing FERC data.

The JD Power model includes the following six components:

1.	Communications

2.	Corporate Citizenship

3.	Billing and Payment

4.	Price

5.	Power Quality and Reliability (electric) or Field Services (gas)

6.	Customer Service

Exhibit 10.1

The Customer Tracking Study is a longitudinal study designed to evaluate customer perception regarding operational and reputational performance. The study is fielded in March and September with a total annual sample size of 1,200. Results are weighted 70 percent Montana and 30 percent South Dakota & Nebraska.

Operational Inputs	Reputational Inputs
Overal satisfaction with NorthWestern Energy	Sets the standard of excellence for delivery
Reliable service	Prepared
Responsiveness	Trustworthy
Involved in community	Community-focused
Visible employees	Customers first